Exhibit 3.1

EXECUTION VERSION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITE ACQUISITION 3 CORP.

September 29, 2025

The undersigned, for purposes of amending and restating the Certificate of Incorporation of Unite Acquisition 3 Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. This Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the corporation, has been duly adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and has been adopted by the requisite vote of the stockholders of the corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

2. The certificate of incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

Article I. NAME

Section 1.01 The name of the corporation is Palomino Laboratories Inc. (the “Company”).

Article II. REGISTERED OFFICE AND AGENT

Section 2.01 The address of the Company’s registered office in the State of Delaware is 1007 N. Orange St. 4th Floor, Ste 1382 in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is Firstbase Agent LLC.

Article III. PURPOSE

Section 3.01 The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV. CAPITAL STOCK

Section 4.01 The total number of shares of capital stock which may be issued by the Company is 310,000,000, of which 300,000,000 shares shall be common stock of the par value of $0.0001 per share (the “Common Stock”) and 10,000,000 shares shall be preferred stock of the par value of $0.0001 per share (the “Preferred Stock”).

Section 4.02 Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (this “Certificate”) (including any Preferred Stock Designation (as hereinafter defined)) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate (including any Preferred Stock Designation) or pursuant to the DGCL.

Section 4.03 The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors and by filing a certificate pursuant to applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”) pursuant to the DGCL; and in such resolution or resolutions and Preferred Stock Designation providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Company, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications. All shares of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

Article V. BOARD OF DIRECTORS

Section 5.01 Except as otherwise provided by applicable law or this Certificate, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

Section 5.02 The total number of directors shall be as determined from time to time exclusively by the Board of Directors. Election of directors need not be by written ballot unless the bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”) shall so require.

Section 5.03 Except as otherwise required by law or this Certificate, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board of Directors, may be filled by a majority of the directors then in office, although less than a quorum, by the sole remaining director, or by the stockholders of the Company. Except as otherwise provided by this Certificate, a director elected to fill a vacancy or newly created directorship shall hold office until the annual meeting of stockholders and until his or her successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, removal or disqualification.

Section 5.04 Except as otherwise required by law or this Certificate, and subject to the rights of the holders of any series of Preferred Stock, directors may be removed with or without cause by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Company entitled to vote generally in the election of such directors.

Article VI. CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;

SPECIAL MEETINGS OF STOCKHOLDERS

Section 6.01 Any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that any action required or permitted to be taken at any annual or special meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, is signed by or on behalf of the holders of record of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, is delivered to the Company in accordance with the DGCL, in each case, subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock.

Section 6.02 Special meetings of stockholders for the transaction of such business as may properly come before the meeting may only be called by order of the Chairman of the Board of Directors, the Board of Directors (pursuant to a resolution adopted by the affirmative vote of a majority of the authorized number of directors constituting the Board of Directors, whether or not there exist any vacancies or other unfilled seats in previously authorized directorships) or the Chief Executive Officer of the Company. Any such special meeting of stockholders shall be held at such date, time, and place, within or without the State of Delaware, as may be specified by such order. The Board of Directors may, in its sole discretion, determine that special meetings of stockholders shall not be held at any place but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the DGCL. If such order fails to fix such place, the meeting shall be held at the principal executive offices of the Company.

Article VII. LIMITATION OF LIABILITY; INDEMNIFICATION

Section 7.01 To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no present or former director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Section 7.02 The Company shall indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that the person is or was a director or officer of the Company or any predecessor of the Company, or serves or served at any other enterprise as a director or officer at the request of the Company or any predecessor to the Company. Any amendment, repeal, or modification of this Section 6.02 shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

Article VIII. SECTION 203 OF THE DGCL

Section 8.01 The corporation shall not be governed by or subject to Section 203 of the DGCL.

Article IX. EXCLUSIVE FORUM

Section 9.01 Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company arising pursuant to any provision of the DGCL or of this Certificate or the Bylaws (as either may be amended and/or restated from time to time), (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws (each as may be amended from time to time, including any right, obligation or remedy thereunder), (v) any action or proceeding asserting a claim against the Company or any current or former director, officer, employee or stockholder of the Company as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware, or (vi) any action asserting an “internal corporate claim,” as that term is defined in Section 115 of the DGCL. This Article IX.A. shall not apply to claims arising under the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Section 9.02 Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

Section 9.03 Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Company shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article IX.

Article X. AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

Section 10.01 The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its current form or as hereafter amended are granted subject to the rights reserved in this Article XI; provided however, that notwithstanding any other provision of this Certificate of Incorporation or applicable law that might permit a lesser vote or no vote and in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal, or adopt any provisions inconsistent with this Article X or Articles VII, VIII and IX of this Certificate of Incorporation.

Section 10.02 In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter and repeal the Bylaws without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate. Any adoption, amendment or repeal of the Bylaws of the Company by the Board of Directors shall require the approval of a majority of the total authorized number of directors.

EXECUTION VERSION

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 29th day of September 2025.

/s/ Jeffrey Shealy
Name:	Jeffrey Shealy
Title:	Chief Executive Officer

[Signature Page to A&R Certificate of Incorporation]